Exhibit 99

TITAN REPORTS ALL-TIME RECORD IN FIRST QUARTER SALES

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 27, 2007

First quarter highlights:
•
Titan achieved an all-time record in net sales. First quarter 2007 net sales were $226.3 million, compared to $182.6 million in first quarter 2006. This represents a 24 percent sales increase, year-over-year.

o	Titan’s previous sales record was $187.4 million in the first quarter of 1998; that included approximately $42 million of sales related to Titan Europe, which was sold in April 2004.

•
Titan reduced its selling, general and administrative expenses to $11.3 million in the first quarter (5.0 percent of net sales), compared to last year’s $12.3 million (6.7 percent of net sales), even with the record sales levels in 2007.

•
Titan accepted 100 percent of the $81.2 million principal amount of senior convertible notes for conversion on March 20, 2007, that were converted to 6,577,200 shares of Titan common stock. Associated with this conversion was a one-time non-cash convertible debt conversion charge of $13.4 million. With this conversion and other debt payoff, Titan was able to:

o	Reduce short-term debt by 100 percent to zero short-term debt as of March 31, 2007, from $0.1 million at year-end 2006.

o	Reduce long-term debt by approximately 31 percent, or $91.3 million, to $200 million as of March 31, 2007, from $291.3 million at year-end 2006.

o	Increase stockholder’s equity by approximately 51 percent, or $94.9 million, to $282.1 million at March 31, 2007, from $187.2 million at year-end 2006.

Statement of Chief Executive Officer:
“Titan sales have shown remarkable growth as a result of our increasing market share in the off-highway segments. We were pleased with the quarterly sales number; however, there is much work to be done,” stated Chairman and CEO Maurice Taylor Jr. “We continue to integrate the Continental OTR business and rationalize product lines across facilities. We are seeing strengthening in the agricultural market and we believe even stronger agricultural numbers will start showing up in the next few quarters.

“Titan’s convertible debt was converted into stock, removing $81 million of debt from the company. As a part of this transaction, a non-cash conversion charge of $13 million was recorded as a non-cash entry required by the accounting rules. Titan now enters the second quarter with an even stronger balance sheet, well positioned for future growth opportunities.”

Financial overview:
Titan International, Inc. reported all-time record net sales of $226.3 million for the first quarter of 2007, a 24 percent increase as compared to net sales of $182.6 in first quarter 2006. The large sales improvement of $43.7 million was primarily attributed to the expanded earthmoving, construction and mining product offering of off-the-road (OTR) tires, along with added manufacturing capacity from the Bryan, Ohio, facility, which began production as a Titan facility in August 2006.

Gross profit for the first quarter 2007 was $27.2 million, as compared to $31.1 million in the first quarter of 2006. Due to capacity constraints at the Bryan OTR facility, the company is adding OTR tire capacity at its Freeport, Illinois, and Des Moines, Iowa, facilities. Titan is aligning synergies, which includes retooling, retraining personnel and redistribution of equipment at the Bryan, Freeport and Des Moines facilities.

This OTR realignment decreased the company’s gross margin for the first quarter of 2007 as labor costs that are normally dedicated to making products were instead used for retooling, retraining and redistribution of equipment.

Income from operations for the first quarter 2007 was $14.3 million, as compared to $17.2 million in the first quarter of 2006. The first quarter 2007 income from operations was negatively affected by the OTR realignment costs previously discussed.

Interest expense was $5.7 million for the first quarter of 2007 as compared to $3.7 million in 2006. The higher interest expense was the result of a higher average debt balance.

Titan reduced debt by $91.4 million in first quarter 2007; that includes the March conversion of $81.2 million of senior convertible notes. Associated with the conversion, the company recorded a $13.4 million non-cash convertible debt charge. The notes were converted into 6,577,200 shares of Titan common stock.

The company recorded an income tax benefit of $2.5 million in the first quarter of 2007 as compared to an expense of $5.7 million in 2006.

Net loss for the first quarter of 2007 was $(2.5) million compared to net income of $8.6 million in 2006.

Basic and diluted loss per share was $(.12) for the first quarter of 2007, as compared to basic earnings per share of $.44 and diluted earnings per share of $.36 in 2006.

The company’s stockholders’ equity was $282.1 million at March 31, 2007, an increase of approximately 51 percent, or $94.9 million, from $187.2 million at December 31, 2006.

Form 10-Q:
For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on April 27, 2007.

Purchase of Bryan, Ohio, assets:
On July 31, 2006, Titan Tire Corporation of Bryan, a subsidiary of Titan International, Inc., acquired the off-the-road (OTR) tire assets of Continental Tire North America, Inc. (Continental) in Bryan, Ohio. Titan purchased the assets of Continental’s OTR tire facility for approximately $53 million in cash proceeds. The assets purchased included Continental’s OTR plant, property and equipment located in Bryan, Ohio, inventory and other current assets. The acquisition included an agreement with Continental to use the Continental and General trademarks on OTR tires.

OTR production realignment:
Due to capacity constraints at Titan’s Bryan, Ohio, OTR tire facility, the company is adding OTR tire capacity at its Freeport, Illinois, and Des Moines, Iowa, facilities. Titan is aligning synergies, which includes retooling, retraining personnel and redistribution of equipment at the Bryan, Freeport and Des Moines facilities. These OTR realignment costs of approximately $5 million to $7 million lowered the company’s gross profit for the first quarter of 2007, as labor costs that are normally dedicated to making products were instead used for retooling, retraining and redistribution of equipment.

Non-cash convertible debt conversion charge:
In January 2007, the Company filed a registration statement relating to an offer to the holders of its 5.25 percent senior unsecured convertible notes due 2009 to convert their notes into Titan’s common stock at an increased conversion rate (the “Offer”). Per the Offer, each $1,000 principal amount of notes was convertible into 81.0000 shares of common stock, which is equivalent to a conversion price of approximately $12.35 per share. Prior to the Offer, each $1,000 principal amount of notes was convertible into 74.0741 shares of common stock, which was equivalent to a conversion price of approximately $13.50 per share.

The registration statement relating to the shares of common stock to be offered was declared effective on February 21, 2007. On March 21, 2007, the company announced 100 percent acceptance of the conversion offer and the $81,200,000 of accepted notes were converted into 6,577,200 shares of Titan common stock. Titan recognized a non-cash charge of $13.4 million in connection with this exchange in accordance with SFAS No. 84, “Induced Conversions of Convertible Debt.”

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2006. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2007 and 2006

Amounts in thousands, except earnings per share data.	Three Months Ended
	March 31,
	2007	2006
Net sales	$226,278	$182,577
Cost of sales	199,087	151,463
Gross profit	27,191	31,114

Selling, general & administrative expenses	11,284	12,281
Royalty expense	1,564	1,625
Income from operations	14,343	17,208

Interest expense	(5,749)	(3,723)
Non-cash convertible debt conversion charge	(13,376)	0
Other (expense) income	(185)	836
(Loss) income before income taxes	(4,967)	14,321

(Benefit) provision for income taxes	(2,484)	5,728

Net (loss) income	$(2,483)	$8,593

(Loss) earnings per common share:
Basic	$(.12)	$.44
Diluted	(.12)	.36

Average common shares outstanding:
Basic	20,814	19,584
Diluted	20,814	25,925

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2007	2006
Agricultural	$135,296	$124,427
Earthmoving/Construction	75,118	31,801
Consumer	15,864	26,349
Total	$226,278	$182,577

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$38,970	$33,412
Accounts receivable	121,313	73,882
Inventories	143,958	154,604
Deferred income taxes	32,928	29,234
Prepaid and other current assets	17,551	18,801
Total current assets	354,720	309,933

Property, plant and equipment, net	181,978	184,616
Investment in Titan Europe Plc	63,988	65,881
Goodwill	11,702	11,702
Other assets	10,746	12,994
Total assets	$623,134	$585,126

Liabilities & Stockholders’ Equity
Current liabilities:
Short-term debt	$0	$98
Accounts payable	50,158	25,884
Other current liabilities	47,909	36,942
Total current liabilities	98,067	62,924

Long-term debt	200,000	291,266
Deferred income taxes	27,261	27,924
Other long-term liabilities	15,700	15,835
Stockholders’ equity	282,106	187,177
Total liabilities & stockholders’ equity	$623,134	$585,126

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489